EXHIBIT 10.2

Director Award Form

ATLANTIC AMERICAN CORPORATION

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

This AGREEMENT (the "Agreement") is made as of [*] (the "Date of Grant") by and between ATLANTIC AMERICAN CORPORATION (the "Corporation"), and [*] (the "Grantee").

1.
Grant of Restricted Shares.  Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Corporation's 2012 Equity Incentive Plan (the "Plan"), the Corporation as of the Date of Grant hereby grants to the Grantee [*] restricted shares (the “Restricted Shares”) of the Corporation’s common stock, par value $1.00 per share (the “Common Stock”).  The Restricted Shares shall be fully paid and nonassessable and shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares.

2.
Restrictions on Transfer of Restricted Shares.  The Restricted Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by the Grantee, except to the Corporation, until they have become nonforfeitable in accordance with Section 3.  Any purported transfer, encumbrance or other disposition of the Restricted Shares that is in violation of this Section 2 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Shares.

3.	Vesting of Restricted Shares.

(a)           The Restricted Shares specified in this Agreement shall become nonforfeitable on [*]

(b)           Notwithstanding the provisions of Section 3(a), all of the Restricted Shares shall immediately become nonforfeitable in the event of (a) the Grantee's death or disability or (b) a Change in Control of the Corporation that shall occur while the Grantee is a director of the Corporation.  "Change in Control" means the occurrence of any of the following events:

(i)            the Corporation merges into, or is merged or consolidated with, another entity and as a result of such merger or consolidation less than 51% of the voting power of the then-outstanding voting securities of the surviving or resulting entity immediately after such transaction are directly or indirectly beneficially owned in the aggregate by the persons or entities who constituted the shareholders of the Corporation immediately prior to such transaction; or

(ii)           all or substantially all the assets accounted for on the consolidated balance sheet of the Corporation are sold or transferred to one or more corporations or persons, and as a result of such sale or transfer less than 51% of the voting power of the then-outstanding voting securities of such entity or person immediately after such sale or transfer is directly or indirectly beneficially held in the aggregate by the former shareholders of the Corporation immediately prior to such transaction or series of transactions.

4.
Forfeiture of Restricted Shares.  Subject to Section 3(b), any Restricted Shares that have not theretofore become nonforfeitable shall be forfeited if the Grantee ceases to be a director of the Corporation at any time prior to the applicable vesting date.

5.
Dividend, Voting and Other Rights.  Except as otherwise provided herein, the Grantee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote such shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Stock or other securities that the Grantee may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization or any other change in the capital structure of the Corporation shall be subject to the same restrictions as the Restricted Shares.

6.
Compliance with Law.  The Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of this Agreement, the Corporation shall not be obligated to issue any restricted or unrestricted Common Stock or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

7.
Amendments.  Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee's consent.

8.
Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

9.
Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan.  In the event of any inconsistent provisions between this Agreement and the Plan, the Plan shall govern.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

10.
Successors and Assigns.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Corporation.

11.
Governing Law.  The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflict of laws thereof.

This Agreement is executed as of the Date of Grant.

ATLANTIC AMERICAN CORPORATION

By:
Title:

The undersigned Grantee hereby acknowledges receipt of an executed original of this Restricted Stock Agreement and accepts the right to receive the Restricted Shares or other securities covered hereby, subject to the terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Grantee: